EXHIBIT 99

PRESS RELEASE

Scripps reports November revenue, statistics

For immediate release	(NYSE: SSP)
Dec. 12, 2005

CINCINNATI – The E. W. Scripps Company today reported November revenue and statistics for its Scripps Networks, Shop At Home, newspaper and broadcast television operating divisions.

For competitive reasons, the company is not reporting monthly revenue from its online comparison shopping subsidiary, Shopzilla, which was acquired in June. The company reports Shopzilla revenue on a quarterly basis.

At Scripps Networks – the company’s most profitable division – revenue was up 21 percent to $82.2 million in November compared with the same month a year ago.

November advertising revenue at Scripps Networks was up 23 percent and affiliate fee revenue increased 16 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 89 million and 88 million U.S. television households, respectively. DIY Network reaches about 35 million households and Fine Living can be seen in about 29 million households. GAC reached about 39 million U.S. households in November.

At the company’s newspapers, total revenue was up 3.9 percent to $65.0 million. Newspaper advertising revenue grew 5.4 percent during November. Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 5.0 percent to $16.3 million.

•	Classified, up 5.1 percent to $17.6 million.

•	National, down 8.5 percent to $3.7 million.

•	Preprint and other, up 10 percent to $15.5 million.

At Shop At Home, the company’s television retailing subsidiary, November revenue was up 18 percent to $29.9 million.

Shop At Home could be seen in about 57 million full-time equivalent television households in November, up 6.4 percent from the same month in 2004.

At the company’s broadcast television stations, November revenue was up 2.4 percent to $31.3 million. Broken down by category, broadcast television revenue was:

•	Local, up 9.8 percent to $19.0 million.

•	National, down 1.9 percent to $10.1 million.

•	Political, down slightly to $1.4 million.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 55 million U.S. households and online through shopathometv.com; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 65,000 merchants.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: November	The E.W. Scripps Company
Report date: December 12, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	November			Year-to-date
	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$67.3	$54.7	22.9%	$661.4	$515.3	28.3%
Affiliate fees, net	14.2	12.3	15.9%	153.2	128.6	19.2%
Other	0.7	0.9	(19.2)%	7.9	8.1	(3.1)%

Scripps Networks	$82.2	$67.9	21.1%	$822.5	$652.0	26.1%

Subscribers (2)
HGTV				88.9	87.4	1.7%
Food Network				87.9	85.7	2.6%
Great American Country				39.3	36.3	8.3%

NEWSPAPERS
Operating Revenues
Local	$16.3	$15.6	5.0%	$152.1	$150.1	1.4%
Classified	17.6	16.7	5.1%	210.2	199.6	5.3%
National	3.7	4.0	(8.5)%	39.0	38.0	2.5%
Preprints and other	15.5	14.0	10.2%	131.8	121.8	8.2%

Newspaper advertising	53.0	50.3	5.4%	533.1	509.5	4.6%
Circulation	10.4	10.7	(2.7)%	117.7	120.3	(2.2)%
Other	1.6	1.6	0.1%	15.4	15.1	1.8%

Newspapers	$65.0	$62.6	3.9%	$666.2	$644.9	3.3%

Ad inches (excluding JOAs) (in thousands)
Local	562	549	2.4%	5,337	5,376	(0.7)%
Classified	742	710	4.4%	8,609	8,596	0.2%
National	98	110	(11.0)%	1,063	1,039	2.3%

Full run ROP	1,402	1,370	2.4%	15,010	15,011	0.0%

BROADCAST TELEVISION
Operating Revenues
Local	$19.0	$17.3	9.8%	$180.6	$168.6	7.1%
National	10.1	10.3	(1.9)%	93.7	91.6	2.3%
Political	1.4	1.8		3.9	41.5
Other	0.8	1.2	(28.8)%	12.0	15.2	(21.3)%

Broadcast Television	$31.3	$30.6	2.4%	$290.3	$317.0	(8.4)%

SHOP AT HOME
Operating Revenues
Shop At Home	$29.9	$25.4	17.5%	$323.4	$253.5	27.6%

Avg. full-time equivalent homes	56.6	53.2	6.4%	54.2	50.0	8.4%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.